EXHIBIT 21.1

SUBSIDIARIES

1.	Citrix Capital Corp.	Nevada, USA
2.	Citrix Development Corp.	Delaware, USA
3.	Citrix do Brasil Ltd.	Brazil
4.	Citrix Sistemas de Chile Ltda	Chile
5.	Citrix Sistemas de Mexico S. de R.L. de C.V.	Mexico
6.	Citrix Systems Asia Pacific Pty Ltd.*	Australia
7.	Citrix Systems Belgium S.A.R.L.*	Belgium
8.	Citrix Systems Canada, Inc.	Canada
9.	Citrix Systems Capital and SARL Finance	Luxemburg
10.	Citrix Systems Denmark ApS*	Denmark
11.	Citrix Systems Finland Oy*	Finland
12.	Citrix Systems France SARL*	France
13.	Citrix Systems GmbH*	Austria
14.	Citrix Systems GmbH*	Germany
15.	Citrix Systems Holding LLC	Delaware, USA
16.	Citrix Systems Hong Kong Limited*	Hong Kong
17.	Citrix Systems India Private Limited*	India
18.	Citrix Systems Intl. GmbH	Switzerland
19.	Citrix Systems Ireland, Ltd.*	Ireland
20.	Citrix Systems Italia S.r.L.*	Italy
21.	Citrix Systems Japan Kabushiki Kaisha*	Japan
22.	Citrix Systems Netherlands, B.V.*	The Netherlands
23.	Citrix Systems Norway AS	Norway
24.	Citrix Systems Online, LLC	Delaware, USA
25.	Citrix Systems Poland Sp. Z.o.o	Poland
26.	Citrix Systems (Research & Development) Ltd.	England
27.	Citrix Systems Singapore Pte Ltd.*	Singapore
28.	Citrix Systems South Africa (Pty) Ltd.*	South Africa
29.	Citrix Systems Spain, SL*	Spain
30.	Citrix Systems Sweden AB*	Sweden
31.	Citrix Systems UK Limited*	England
32.	Sequoia Software Corporation	Maryland, USA
33.	Viewsoft, Inc.	Delaware, USA
34.	Citrix Systems de Argentina SRL	Argentina
35.	Radian, Inc.	Delaware
36.	Citrix Systems Overseas Holding GmbH (Switz)	Switzerland
37.	Citrix Systems RoW (Switz)	Switzerland
38.	Citrix Systems Switzerland GmbH	Switzerland
39.	Citrix Cayman Investments, Ltd.	Cayman
40.	Citrix Systems Australasia R&D Pty, Ltd.	Australia
41.	Citrix Offshore Investments, Ltd. (Cayman)	Cayman
42.	Citrix Software Limited (India)	India
43.	NF 32 (Cayman) Limited	Cayman
44.	NF 36 (Cayman) Limited	Cayman
45.	Citrix Cayman Finance Group, Ltd.	Cayman

* Wholly owned subsidiaries of Citrix Systems Intl. GmbH